Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

CONSISTENT IMPROVEMENT ACROSS ALL OPERATING SEGMENTS HIGHLIGHTS COMMITTEMENT TOWARD CONTINUED PROFITABLE GROWTH

HIGHLIGHTS

●	TOTAL REVENUES FOR THE SECOND QUARTER INCREASED BY 9.3% YEAR-OVER-YEAR, WITH GROWTH REALIZED ACROSS ALL THREE OPERATING SEGMENTS

●	INCREASED PROFITABILITY IN ALL SEGMENTS DROVE A 45% INCREASE IN OPERATING INCOME AND A 25% INCREASE IN ADJUSTED EBITDA

●	INCREASE IN FULL YEAR EBITDA GUIDANCE RANGE, DEMONSTRATING STRONG EXECUTION AND CONFIDENCE IN THE COMPANY’S FORWARD OUTLOOK

RENO, Nev. August 6, 2024, Ormat Technologies, Inc. (NYSE: ORA), a leading renewable energy company, today announced financial results for the second quarter ended June 30, 2024.

KEY FINANCIAL RESULTS

	Q2 2024	Q2 2023	Change (%)		H1 2024	H1 2023	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	166.2	155.3	7.0%		357.5	325.6	9.8%
Product	37.8	33.5	13.1%		62.7	43.5	44.0%
Energy Storage	8.9	6.0	48.1%		17.0	10.9	55.9%
Total Revenues	213.0	194.8	9.3%		437.1	380.0	15.0%

Gross margin (%)
Electricity	33.5%	29.6%			36.4%	37.3%
Product	13.7%	10.4%			14.1%	9.6%
Energy Storage	5.7%	1.9%			6.6%	(0.5)%
Gross margin (%)	28.8%	25.4%			32.1%	33.0%

Operating income ($ millions)	35.1	24.2	45.0%		87.7	77.4	13.3%
Net income attributable to the Company’s stockholders	22.2	24.2	(8.1	) %	60.8	53.2	14.3%
Diluted EPS ($)	0.37	0.40	(7.5)%		1.00	0.90	11.1%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	24.3	24.2	0.3%		63.9	53.2	20.0%
Adjusted Diluted EPS ($)	0.40	0.40	0.0%		1.05	0.90	16.7%
Adjusted EBITDA[1] ($ millions)	126.1	100.9	25.0%		267.3	224.4	19.1%

“Our strong second quarter results demonstrate Ormat’s track record of translating revenue growth into stronger results across our three-operating segments. This was evidenced by the 9.3% increase in total revenues and a 45% and 25.0% increase in operating income and adjusted EBITDA1, respectively, led by strategic expansion to our capacity generating portfolio and improved operating performance," said Doron Blachar, Chief Executive Officer of Ormat Technologies. “Notably, we are also continuing to make great progress in transitioning our Energy Storage business toward becoming a higher-growth segment with improved margins. These efforts are highlighted by the segment experiencing a 48.1% increase in revenue primarily as a result of the additional 83MW we added in the last 12 months, including the COD at East Flemington this quarter, the signing of our long-term tolling agreement at our Pomona 2 storage facility, and improved merchant prices.”

“Our Electricity segment continued to capture consistent growth during the quarter, which was largely driven by the addition of the Enel assets that we acquired at the beginning of the year, the continued improved generation performance at our Puna facility, and the contributions from a full quarter of performance at Heber following the recent upgrade.”

Blachar continued, “We are encouraged by the increased demand for renewable energy and zero emissions power generation solutions, and we remain confident with our long-term plans to increase our combined geothermal, energy storage and solar generating portfolio to approximately 2.1 to 2.3 GW by the end of 2026. We believe that we are well-positioned to capitalize on favorable industry tailwinds and support our customers’ needs with our diversified portfolio of geothermal, solar, and energy storage solutions.”

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company’s stockholders for the second quarter was $22.2 million, compared to $24.2 in the same period last year. Diluted EPS for the second quarter was $0.37, compared with $0.40 in the prior year period. The net income was impacted by approximately $2.0 million in after tax write-offs related to the decommissioning of OREG 4, Recovered Energy Generation facility (REG), and to an unsuccessful exploration activity.

•

Adjusted net income attributable to the Company’s stockholders for the second quarter was $24.3 million compared to $24.2 million last year, and diluted adjusted EPS was $0.40, similar to the prior year period. In the second quarter 2024, the Company had higher revenues and improved margins across all three segments that was offset by higher interest costs.

•

Adjusted EBITDA for the second quarter was $126.1 million, an increase of 25.0% compared to 2023. The year-over-year increase in Adjusted EBITDA was driven by higher gross margins across all three business segments, which drove higher operating income. Better margins were mainly driven by the improved operation at our Puna power plant and the contribution of the Heber complex repowering.

1 Reconciliation is set forth below in this release.

•

Electricity segment revenues increased 7% year-over year. Second quarter revenue growth was primarily driven by the Company’s newly acquired Enel assets, a step up in operating performance and power generation at Puna, and the resumption of Heber 1 operations. The increase was partially offset by an unplanned outage at our Dixie Valley power plant. Gross margin in the segment grew from 29.6% in the second quarter 2023 to 33.5% in the same period this year, mainly due to improved performance at Puna.

•

Product segment revenues in the second quarter increased 13.1% compared to last year and gross margin improved from 10.4% in the second quarter 2023 to 13.7% in the second quarter 2024, supported by higher backlog, higher revenue recognition and increased profitability of our contracts.

•	Product segment backlog stands at approximately $165 million as of August 5, 2024.

•

Energy Storage segment revenues increased 48.1% year-over-year, driven by the operation of an additional 83 MW since the second quarter of 2023 and improved prices from the Company’s Pomona 2 tolling agreement combined with higher merchant prices. The segment’s gross margin grew from 1.9% in the second quarter 2023 to 5.7% in the same period this year, as the Company benefited from higher profitability from our contracts and incrementally improved pricing in merchant markets mainly in the PJM market.

IN ADDITION, IN THE SECOND QUARTER, THE COMPANY:

•

Hosted an Investor Day that highlighted Ormat’s commitment to continued profitable growth in its Electricity Segment and shared its plans to transform the Energy Storage segment into a high-growth unit through strategic organic growth, a strong pipeline, and improved project returns through higher PPA and tolling agreements combined with IRA tax benefits. The Company announced that it is targeting a generating portfolio of 2.6 to 2.8 GW by YE 2028.

•

Subsequent to quarter end, the Company signed a 15-year Resource Adequacy Purchase and Sale Agreement with the City of Riverside for the 80MW/320MWh Shirk Energy Storage facility, which includes a guaranteed commercial operation date (COD) of March 1, 2026.

•	Commenced commercial operation of the 6 MW Beowawe geothermal power plant upgrade.

2024 GUIDANCE

•	Total revenues of between $875 million and $910 million.

•	Electricity segment revenues between $710 million and $720 million.

•	Product segment revenues of between $130 million and $145 million.

•	Energy Storage segment revenues of between $35 million and $45 million.

•	Adjusted EBITDA to be between $520 million and $550 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $20 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and six months ended June 30, 2024, and 2023. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to the high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 06, 2024, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on September 03, 2024, to stockholders of record as of the close of business on August 20, 2024. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in the next quarter.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Wednesday, August 7, 2024, at 9:00 a.m. ET.

Participants within the United States and Canada, please dial 1-888-770-2286, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. Access code for the call is 9122486. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9122486. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium, and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,420MW with a 1,230MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 190MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “contemplate” or “targets” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 23, 2024, and in Ormat’s subsequent quarterly reports on Form 10-Q that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month periods Ended June 30, 2024, and 2023

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
Revenues:
Electricity	166,226	155,324	357,479	325,634
Product	37,829	33,458	62,661	43,500
Energy storage	8,908	6,014	16,989	10,894
Total revenues	212,963	194,796	437,129	380,028
Cost of revenues:
Electricity	110,515	109,424	227,245	204,182
Product	32,662	29,985	53,816	39,336
Energy storage	8,400	5,897	15,872	10,951
Total cost of revenues	151,577	145,306	296,933	254,469
Gross profit	61,386	49,490	140,196	125,559
Operating expenses:
Research and development expenses	1,730	2,083	3,294	3,371
Selling and marketing expenses	4,167	5,369	9,293	9,317
General and administrative expenses	18,026	17,814	37,563	35,481
Write-off of long-lived assets	957	—	957	—
Write-off of unsuccessful exploration activities	1,379	—	1,379	—
Operating income	35,127	24,224	87,710	77,390
Other income (expense):
Interest income	2,604	4,942	4,443	6,793
Interest expense, net	(33,716)	(24,393)	(64,684)	(48,024)
Derivatives and foreign currency transaction gains (losses)	(332)	(1,272)	(1,914)	(3,209)
Income attributable to sale of tax benefits	15,798	14,979	33,274	27,545
Other non-operating income (expense), net	74	79	100	139
Income from operations before income tax and equity in earnings (losses) of investees	19,555	18,559	58,929	60,634
Income tax (provision) benefit	3,178	3,956	3,325	(4,929)
Equity in earnings (losses) of investees, net	1,232	1,996	2,061	2,267
Net income	23,965	24,511	64,315	57,972
Net income attributable to noncontrolling interest	(1,722)	(320)	(3,485)	(4,752)
Net income attributable to the Company's stockholders	22,243	24,191	60,830	53,220
Earnings per share attributable to the Company's stockholders:
Basic:	0.37	0.40	1.01	0.91
Diluted:	0.37	0.40	1.00	0.90
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,451	60,245	60,419	58,494
Diluted	60,755	60,634	60,655	58,901

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2024 and December 31, 2023

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	66,262	195,808
Marketable securities at fair value	—	—
Restricted cash and cash equivalents	97,480	91,962
Receivables:
Trade	147,328	208,704
Other	44,568	44,530
Inventories	44,647	45,037
Costs and estimated earnings in excess of billings on uncompleted contracts	29,719	18,367
Prepaid expenses and other	86,991	41,595
Total current assets	516,995	646,003
Investment in unconsolidated companies	129,664	125,439
Deposits and other	48,737	44,631
Deferred income taxes	186,194	152,570
Property, plant and equipment, net	3,328,676	2,998,949
Construction-in-process	799,868	814,967
Operating leases right of use	26,192	24,057
Finance leases right of use	2,887	3,510
Intangible assets, net	316,515	307,609
Goodwill	151,074	90,544
Total assets	5,506,802	5,208,279

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	183,386	214,518
Short term revolving credit lines with banks (full recourse)	—	20,000
Commercial paper	99,974	99,971
Billings in excess of costs and estimated earnings on uncompleted contracts	16,277	18,669
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	67,921	57,207
Full recourse	154,246	116,864
Financing Liability	3,620	5,141
Operating lease liabilities	4,041	3,329
Finance lease liabilities	1,267	1,313
Total current liabilities	530,732	537,012
Long-term debt, net of current portion:
Limited and non-recourse:	540,995	447,389
Full recourse:	839,253	698,187
Convertible senior notes	424,268	423,104
Financing liability	219,682	220,619
Operating lease liabilities	20,480	19,790
Finance lease liabilities	1,684	2,238
Liability associated with sale of tax benefits	167,188	184,612
Deferred income taxes	78,850	66,748
Liability for unrecognized tax benefits	7,520	8,673
Liabilities for severance pay	10,009	11,844
Asset retirement obligation	125,035	114,370
Other long-term liabilities	33,858	22,107
Total liabilities	2,999,554	2,756,693

Commitments and contingencies
Redeemable noncontrolling interest	9,985	10,599

Equity:
The Company's stockholders' equity:
Common stock	61	60
Additional paid-in capital	1,624,763	1,614,769
Treasury stock, at cost	(17,964)	(17,964)
Retained earnings	766,137	719,894
Accumulated other comprehensive income (loss)	(1,754)	(1,332)
Total stockholders' equity attributable to Company's stockholders	2,371,243	2,315,427
Noncontrolling interest	126,020	125,560
Total equity	2,497,263	2,440,987
Total liabilities, redeemable noncontrolling interest and equity	5,506,802	5,208,279

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Six-Month Periods Ended June 30, 2024, and 2023

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation; (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-and-six-month periods ended June 30, 2024, and 2023:

	Three Months Ended June 30,			Six Months ended June 30,
	2024	2023		2024	2023
	(Dollars in thousands)			(Dollars in thousands)
Net income	23,965	24,511	(22.3)%	64,315	57,972	10.9%
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	31,112	19,451		60,241	41,231
Income tax provision (benefit)	(3,178)	(3,956)		(3,325)	4,929
Adjustment to investment in an unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	3,418	4,050		6,770	7,032
Depreciation and amortization	62,683	52,939		124,359	105,335
EBITDA	118,000	96,995	21.7%	252,360	216,499	16.6%
Mark-to-market gains or losses from accounting for derivative	466	(402)		1,279	591
Stock-based compensation	5,077	4,311		9,845	7,301
Allowance for bad debt	221	—		221	—
Write-off of long-lived assets	957	—		957	—
Merger and acquisition transaction costs	—	—		1,299	—
Write-off of unsuccessful exploration activities	1,379	—		1,379	—
Adjusted EBITDA	126,100	100,904	25%	267,341	224,392	19.1%

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Six-month Periods Ended June 30, 2024, and 2023

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three and six-month periods ended June 30, 2024 and 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	22.2	24.2	60.8	53.2
Write-off of long-lived assets	0.8	—	0.8	—
Write-off of unsuccessful exploration activities	1.1	—	1.1	—
M&A costs	—	—	1.0	—
Allowance for bad debt	0.2	—	0.2	—
Adjusted Net income attributable to the Company's stockholders	$24.3	$24.2	$63.9	$53.2
GAAP diluted EPS	0.37	0.40	1.00	0.90
Write-off of long-lived assets	0.01	—	0.01	—
Write-off of unsuccessful exploration activities	0.02	—	0.02	—
M&A costs	-	—	0.02	—
Allowance for bad debt	0.00	—	0.00	—
Diluted Adjusted EPS	$0.40	$0.40	$1.05	$0.90